UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2013

Medidata Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34387	13-4066508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

79 Fifth Avenue, 8th Floor New York, New York	10003
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2013, Medidata Solutions, Inc. (the “Company”) and Lineene Krasnow, the Company’s Executive Vice President—Product and Marketing, entered into a separation agreement in connection with Ms. Krasnow’s pending retirement (the “Separation Agreement”). Ms. Krasnow has agreed to continue in her current position until February 28, 2013 and then remain as a non-executive employee of the Company through the effective termination date of June 30, 2013 (the “Termination Date”) to assist in the transition of her duties.

Pursuant to the Separation Agreement, Ms. Krasnow will receive her existing base salary through the Termination Date and will receive an additional lump sum severance payment of $206,000. In addition, Ms. Krasnow will remain eligible to receive her annual cash bonus for 2012 when incentive-based compensation for 2012 is paid to the Company’s eligible executive officers. Ms. Krasnow will continue to be eligible to participate, at the same benefit and contribution levels, in the Company’s medical, dental and vision insurance/benefit programs through the Termination Date. Thereafter, Ms. Krasnow will be entitled to elect to continue coverage in accordance with COBRA.

The Separation Agreement also includes customary non-disclosure, non-disparagement, and non-competition provisions agreed to by the Company and Ms. Krasnow.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement and General Release between Medidata Solutions, Inc. and Lineene Krasnow, dated January 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIDATA SOLUTIONS, INC.

Date: January 7, 2013

	By:	/S/ MICHAEL I. OTNER
	Name:	Michael I. Otner
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release between Medidata Solutions, Inc. and Lineene Krasnow, dated January 3, 2013